Exhibit 99.1

Zevia Announces Fourth Quarter and Full Year 2025 Results;

Appoints Lead Independent Director, Andrew Ruben, to Chair of the Board

LOS ANGELES – February 25, 2026 (BUSINESS WIRE) – Zevia PBC (“Zevia” or the “Company”) (NYSE: ZVIA), the Company bringing naturally delicious, zero sugar, clean-label beverages, today reported results for the fourth quarter and fiscal year ended December 31, 2025.

Fourth Quarter 2025 Highlights

•	Net sales of $37.9 million, a decline of $1.6 million year over year, largely due to the lapping of expanded distribution at Walmart in the same period last year
•	Gross profit margin was 47.7%, a decline of 1.5 percentage points year over year, primarily due to channel mix and higher tariff costs
•	Net loss was $1.3 million, including $1.1 million of non-cash equity-based compensation expense, an improvement of $5.5 million year over year
•	Adjusted EBITDA of approximately $50 thousand(1), an improvement of $3.9 million year over year
•	Loss per share was $0.02 to Zevia’s Class A Common stockholders, an improvement of $0.07 year over year

Full Year 2025 Highlights

•	Net sales of $161.3 million, an improvement of $6.2 million year over year
•	Gross profit margin was 48.0%, an improvement of 1.6 percentage points year over year
•	Net loss was $11.2 million, including $3.8 million of non-cash equity-based compensation expense, an improvement of $12.6 million year over year
•	Adjusted EBITDA loss was $4.7 million(1), an improvement of $10.5 million year over year
•	Loss per share was $0.15 to Zevia’s Class A Common stockholders, an improvement of $0.19 versus 2025

“2025 was a pivotal year for Zevia. We gained traction across our strategic growth pillars of amplified marketing, product innovation and distribution expansion leading to improved financial performance,” said Amy Taylor, President and Chief Executive Officer of Zevia. “There is still important work to do but with these drivers and favorable tailwinds in our category, we look forward to accelerating growth and capitalizing on the opportunities ahead.”

Fourth Quarter 2025 Results

Net sales declined 4.0% to $37.9 million in the fourth quarter of 2025 compared to $39.5 million in the fourth quarter of 2024 due to decreased volumes of 5.7% largely driven by the lapping of expanded distribution at Walmart and reduced promotional activity at retailers.

Gross profit margin was 47.7% in the fourth quarter of 2025 compared to 49.2% in the fourth quarter of 2024, a decline of 1.5 percentage points. The decline was primarily due to channel mix and higher tariff costs, partially offset by lower promotional spend.

(1) Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Selling and marketing expenses were $11.0 million, or 29.1% of net sales, in the fourth quarter of 2025 compared to $16.5 million, or 41.7% of net sales, in the fourth quarter of 2024. Selling expenses were $7.4 million, or 19.5% of net sales, in the fourth quarter of 2025 as compared to $10.0 million, or 25.3% of net sales, in the fourth quarter of 2024, a decrease of $2.6 million. Marketing expenses were $3.6 million, or 9.6% of net sales, in the fourth quarter of 2025 compared to $6.5 million, or 16.5% of net sales, in the third quarter of 2024, a decrease of $2.9 million.

The decrease in selling expenses was primarily due to savings in warehousing and freight costs as a result of Zevia’s Productivity Initiative. The decrease in marketing expenses was associated primarily with higher advertising spend last year related to the holiday campaign.

General and administrative expenses were $7.3 million, or 19.3% of net sales, in the fourth quarter of 2025 compared to $6.8 million, or 17.3% of net sales, in the fourth quarter of 2024. The increase was due primarily to higher accrued variable compensation expense.

Equity-based compensation, a non-cash expense, was $1.1 million in the fourth quarter of 2025, compared to $1.0 million in the fourth quarter of 2024.

Net loss for the fourth quarter of 2025 was $1.3 million, compared to net loss of $6.8 million in the fourth quarter of 2024.

Loss per share for the fourth quarter of 2025 was $0.02 to Zevia’s Class A Common stockholders, compared to loss per share of $0.09 in the fourth quarter of 2024.

Adjusted EBITDA was approximately $50 thousand in the fourth quarter of 2025, compared to an Adjusted EBITDA loss of $3.9 million in the fourth quarter of 2024. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Full Year 2025 Results

Net sales increased 4.0% to $161.3 million in the full year of 2025 compared to $155.0 million in the full year of 2024, due to improved volumes of 5.2% largely driven by expanded distribution at Walmart and an increase in promotional activity at retailers, which were partially offset by the previously disclosed reduced distribution in the club channel as well as higher price realization, respectively.

Gross profit margin was 48.0% in the full year of 2025 compared to 46.4% in the full year of 2024, an improvement of 1.6 percentage points. The improvement was primarily due to lower product costs, improved inventory management, and channel mix, partially offset by increased spend on promotional activity and higher tariffs.

Selling and marketing expenses were $52.4 million, or 32.5% of net sales, in the full year of 2025 compared to $57.1 million, or 36.8% of net sales, in the full year of 2024. Selling expenses were $32.9 million, or 20.4% of net sales, for the year ended December 31, 2025, as compared to $40.0 million, or 25.8% of net sales for the year ended December 31, 2024, a decrease of $7.2 million, or 17.9%. Marketing expenses were $19.5 million, or 12.1% of net sales, for the year ended December 31, 2025, as compared to $17.1 million, or 11.0% of net sales, for the year ended December 31, 2024, an increase of $2.4 million, or 14.2%.

The decrease in selling expenses was primarily due to savings in warehousing, repackaging, and freight costs as a result of the Productivity Initiative. The increase in marketing expenses was driven by investments made to drive brand awareness.

General and administrative expenses were $30.0 million, or 18.6% of net sales, in the full year of 2025 compared to $30.0 million, or 19.4% of net sales, in the full year of 2024 which was driven by higher accrued variable compensation expense, offset by a decrease in costs as a result of our Productivity Initiative.

Equity-based compensation, a non-cash expense, was $3.8 million in the full year of 2025, compared to $5.0 million in the full year of 2024. The decrease of $1.2 million was largely due to the accelerated method of expense recognition on certain equity awards issued in connection with the Company’s IPO in 2021, partially offset by equity-based compensation expense related to newly issued equity awards.

Restructuring expenses were $2.2 million in the full year of 2025 and primarily includes employee-related severance costs.

Net loss for the full year of 2025 was $11.2 million, compared to net loss of $23.8 million in the full year of 2024.

Loss per share for the full year of 2025 was $0.15 to Zevia’s Class A Common stockholders, compared to loss per share of $0.34 in the full year of 2024.

Adjusted EBITDA loss was $4.7 million in the full year of 2025, compared to an Adjusted EBITDA loss of $15.2 million in the full year of 2024. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Balance Sheet and Cash Flows

As of December 31, 2025, the Company had $25.4 million in cash and cash equivalents and no outstanding debt, as well as an unused credit line of $20 million.

Guidance

“Through a series of strategic initiatives, we returned to growth and substantially improved our financial profile. At the same time, we have strengthened our competitive position within the rapidly expanding better-for-you soda category, which we believe sets the foundation for accelerated future growth and enhanced profitability over the long term,” stated Girish Satya, Chief Financial Officer of Zevia.

For the full year 2026, the Company expects net sales to be in the range of $169 million to $173 million, and an adjusted EBITDA range from a loss of $1.0 million to positive $0.5 million. This reflects approximately $5.0 million of incremental aluminum costs associated with tariffs expected in 2026 versus the prior year.

For the first quarter of 2026, the Company expects net sales to be in the range of $40.0 million to $42.0 million, and an adjusted EBITDA range of a loss of $1.6 million and $1.9 million. The net sales guidance reflects distribution gains associated with the Company’s national Costco program that began in January 2026. Despite the dilutive margin profile, the Company believes that an investment in the club channel will support future growth in trial and drive awareness.

We have not provided the forward-looking GAAP equivalent to our Adjusted EBITDA outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation, income tax, certain litigation expenses, and charges associated with restructuring and cost saving initiatives, including but not limited to severance costs, warehouse/distribution facility exit costs, and asset impairments. Accordingly, a reconciliation of this non-GAAP guidance metric to its corresponding GAAP equivalent is not available without unreasonable effort. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. However, it is important to note that the reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this earnings release, please see “Reconciliation of GAAP to non-GAAP Financial Results” below.

Subsequent Events

Andrew "Andy" Ruben, Lead Independent Director, has been named Chair of the board replacing Padraic Spence, who will remain a member of the board. During Mr. Ruben's five-year tenure on Zevia's board of directors, he has made valuable contributions drawing from his experience as the founder of Trove Recommerce, a practiced BCG consultant and a ten-year Walmart veteran where he served in various roles including VP of Corporate Strategy and as Chief Sustainability Officer.

Webcast

The Company will also host a conference call to discuss its results at 4:30 p.m. Eastern Time today. Investors and other interested parties may listen to the webcast of the conference call by logging on via the Investor Relations section of Zevia’s website at https://investors.zevia.com/. Those who wish to participate in the call may do so by dialing (877) 423-9813 or (201) 689-8573 for international callers, conference ID 13758163. A replay of the webcast will be available for approximately thirty (30) days following the call at Zevia’s website at https://investors.zevia.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “anticipate,” “believe,” “consider,” “contemplate,” “continue,” “could,’” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “look ahead,” “may,” “on track,” “outlook,” “plan,” “potential,” “predict,” “project,” pursue,” “see,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other similar words, terms or expressions with similar meanings. Forward-looking statements should not be read as a guarantee of future performance, results or outcomes and will not necessarily be accurate indications of the times at, or by, which such performance, results or outcomes will be achieved. Forward-looking statements contained in this press release relate to, among other things, statements regarding financial guidance or outlook, long-term growth and profitability plans and opportunities, future results of operations or financial condition, strategic direction, plans and objectives of management for future operations, including branding and marketing, distribution expansion, product innovation, and expected benefits of cost efficiencies. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, our ability to mitigate the impact of tariffs, the ability to develop and maintain our brand, our ability to successfully execute on our rebranding strategy, cost reduction initiatives, and to compete effectively, our ability to maintain supply chain service levels, any disruption of our supply chain or product demand, changes in the retail landscape or in sales to any key customer, changes in consumer preferences and/or behaviors, pricing factors, our ability to manage changes in our workforce, future cyber incidents and other disruptions to our information systems, failure to comply with personal data protection and privacy laws, the impact of inflation on our sales growth and cost structure such as increased commodity, packaging, transportation and freight, warehouse, labor and other input costs and other economic conditions, our reliance on contract manufacturers and service providers, competitive and governmental factors outside of our control, adverse global macroeconomic conditions, including relatively high interest rates and a recessionary environment, changes in trade policies or tariffs, geopolitical events or conflicts, including the military conflicts in Ukraine and the Middle East and trade tensions between the U.S. and China, public health emergencies, our ability to maintain our listing on the New York Stock Exchange, failure to adequately protect our intellectual property rights or infringement on intellectual property rights of others, potential liabilities, and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations that may cause our business, strategy or actual results to differ materially from those expressed in the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the U.S. Securities and Exchange Commission for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

About Zevia

Zevia PBC, a Delaware public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, and vegan. Zevia is distributed in more than 39,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the grocery, drug, warehouse club, mass, natural, convenience and ecommerce channels.

(ZEVIA-F)

Contacts

Investors

Jean Fontana

ADDO Investor Relations
zevia@addo.com

ZEVIA PBC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$37,868	$39,458	$161,259	$155,049
Cost of goods sold	19,789	20,040	83,839	83,120
Gross profit	18,079	19,418	77,420	71,929
Operating expenses:
Selling and marketing	11,025	16,459	52,386	57,132
General and administrative	7,290	6,838	30,024	30,024
Equity-based compensation	1,100	1,011	3,763	4,961
Depreciation and amortization	178	288	868	1,329
Restructuring	—	1,160	2,169	2,137
Total operating expenses	19,593	25,756	89,210	95,583
Loss from operations	(1,514)	(6,338)	(11,790)	(23,654)
Other income (expense), net	245	(420)	678	(63)
Loss before income taxes	(1,269)	(6,758)	(11,112)	(23,717)
Provision for income taxes	27	23	54	66
Net loss and comprehensive loss	(1,296)	(6,781)	(11,166)	(23,783)
Loss attributable to noncontrolling interest	(15)	1,018	1,246	3,778
Net loss attributable to Zevia PBC	$(1,311)	$(5,763)	$(9,920)	$(20,005)

Net loss per share attributable to common stockholders
Basic	$(0.02)	$0.09	$(0.15)	$(0.34)
Diluted	$(0.02)	$0.09	$(0.15)	$(0.34)

Weighted average common shares outstanding
Basic	67,391,445	60,612,525	66,016,155	58,683,445
Diluted	67,391,445	60,612,525	66,016,155	58,683,445

ZEVIA PBC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$25,354	$30,653
Accounts receivable, net	11,106	10,795
Inventories	20,393	18,618
Prepaid expenses and other current assets	1,367	1,843
Total current assets	58,220	61,909
Property and equipment, net	867	1,261
Right-of-use assets under operating leases, net	549	1,099
Intangible assets, net	3,135	3,179
Other non-current assets	849	503
Total assets	$63,620	$67,951
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	17,565	15,295
Accrued expenses and other current liabilities	9,786	8,340
Current portion of operating lease liabilities	668	587
Total current liabilities	28,019	24,222
Operating lease liabilities, net of current portion	—	726
Other non-current liabilities	—	58
Total liabilities	28,019	25,006

Stockholders’ equity
Class A common stock	67	61
Class B common stock	8	12
Additional paid-in capital	182,226	186,148
Accumulated deficit	(131,262)	(121,342)
Total Zevia PBC stockholders’ equity	51,039	64,879
Noncontrolling interests	(15,438)	(21,934)
Total equity	35,601	42,945
Total liabilities and equity	$63,620	$67,951

ZEVIA PBC

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2025	2024
Operating activities:
Net loss	$(11,166)	$(23,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	550	587
Sublease impairment loss	-	351
Depreciation and amortization	868	1,329
Loss on disposal of property, equipment and software, net	7	57
Amortization of debt issuance cost	76	76
Equity-based compensation	3,763	4,961
Changes in operating assets and liabilities:
Accounts receivable, net	(311)	324
Inventories	(1,775)	15,932
Prepaid expenses and other assets	534	3,220
Accounts payable	2,008	(5,863)
Accrued expenses and other current liabilities	1,388	2,367
Operating lease liabilities	(645)	(635)
Other non-current liabilities	—	58
Net cash used in operating activities	(4,703)	(1,019)
Investing activities:
Purchases of property, equipment and software	(307)	(283)
Net cash used in investing activities	(307)	(283)
Financing activities:
Proceeds from revolving line of credit	—	8,000
Repayment of revolving line of credit	—	(8,000)
Proceeds from exercise of stock options	59	—
Financing costs paid	(348)	—
Net cash used in financing activities	(289)	—
Net change from operating, investing, and financing activities	(5,299)	(1,302)
Cash and cash equivalents at beginning of period	30,653	31,955
Cash and cash equivalents at end of period	$25,354	$30,653

Use of Non-GAAP Financial Information

We use Adjusted EBITDA, a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management believes that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net loss adjusted to exclude: (1) other income (expense), net, which includes interest (income) expense and foreign currency (gains) losses, (2) (benefit) provision for income taxes, (3) depreciation and amortization, (4) equity-based compensation, (5) restructuring expenses, and (6) certain litigation expenses. Also, Adjusted EBITDA may in the future be adjusted for amounts impacting net income related to the Tax Receivable Agreement liability and other infrequent and unusual transactions.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of equity-based compensation expense, including the potential dilutive impact thereof, (4) it does not reflect other non-operating expenses, including interest (income) expense, foreign currency (gains)/losses, and restructuring expenses, and (5) it does not reflect certain litigation expenses that we have determined (a) to arise outside of the ordinary course of business, (b) are not reflective of our ongoing operating activities, and (c) are infrequent or unusual based on considerations which we assess regularly, such as frequency of similar cases that have been brought to date or that are expected to be brought within two years, the complexity of the case, the nature of the remedies sought, the counterparty involved and overall litigation strategy. In addition, our use of Adjusted EBITDA may not be comparable to similarly-titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net income (loss) and other results stated in accordance with U.S. GAAP.

ZEVIA PBC

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS

(in thousands)

(unaudited)

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with GAAP, to Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss and comprehensive loss	$(1,296)	$(6,781)	$(11,166)	$(23,783)
Other (income) expense, net*	(245)	420	(678)	63
Provision for income taxes	27	23	54	66
Depreciation and amortization	178	288	868	1,329
Equity-based compensation	1,100	1,011	3,763	4,961
Restructuring	—	1,160	2,169	2,137
Litigation expenses	285	—	285	—
Adjusted EBITDA	$49	$(3,879)	$(4,705)	$(15,227)

* Includes interest (income) expense, and foreign currency (gains) losses.